EXHIBIT 11
                           BF ENTERPRISES, INC. AND SUBSIDIARIES
                              COMPUTATION OF PER SHARE EARNINGS

                           (In thousands, except per share amounts)



                                                                     Year Ended
                                                                     December 31,
                                                       ----------------------------------

                                                          1996          1995          1994
                                                          ----          ----          ----
Net income                                             $ 2,137       $   445        $1,608
Weighted average number of shares outstanding:
Common stock                                             3,746         3,788         3,782
Common stock equivalents - stock options (A)               296           241           165
                                                       -------       -------        ------
                                                         4,042         4,029         3,947
                                                       -------       -------        ------
                                                       -------       -------        ------
Net income per share - based on weighted average
number of shares of common stock and common
stock equivalents outstanding                         $   .53       $   .11       $   .41
                                                      -------       -------       -------
                                                      -------       -------       -------



(A) Computation is based on the treasury stock method using the average market price.

(B) A computation of fully diluted income per share has been omitted from the above schedule since there was no significant dilution during the periods reported.








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